U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Centerstone Investors Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

135 5th Avenue

New York, New York 10010

Telephone Number (including area code): (212) 503-5790

Name and address of agent for service of process:

Corporation Service Company

2711 Centerville Road Suite 400

Wilmington, Delaware 19808

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes	X	No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 13th day of January, 2016.

[SEAL]	Signature:
Centerstone Investors Trust
By: /s/ Abhay Deshpande
Abhay Deshpande Initial Sole Trustee
Attest:
By: /s/ Ashwin Paranandi
Ashwin Paranandi Managing Partner Centerstone Investors LLC